Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-217053 and 333-217054 on Forms S-8 and No. 333-219941 on Form S-3 of our report dated May 29, 2018 (August 15, 2018 as to the effects of discontinued operations discussed in Note 3 and the adoption of ASU 2017-07, ASU 2016-15, and ASU 2016-18 as discussed in Note 21) relating to the consolidated financial statements of DXC Technology Company and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an emphasis of matter paragraph regarding the retrospective adjustments) appearing in this Current Report on Form 8-K dated August 15, 2018; and our report dated May 29, 2018, relating to management’s report on the effectiveness of the Company's internal control over financial reporting (which report expresses an unqualified opinion on the effectiveness of internal control over financial reporting), appearing in the Annual Report on Form 10-K of the Company for the fiscal year ended March 31, 2018.

/s/DELOITTE & TOUCHE LLP

McLean, Virginia
August 15, 2018